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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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FORM 4
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                                                                                                            OMB APPROVAL
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                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               OMB Number:3235-0287
                                                                                                      Expires: September 30, 1998
                                                                                                      Estimated average burden
                                                                                                      hours per response........0.5
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[_] Check this box if no longer            Filed pursuant to Section 16(a) of the Securities Exchange Act of
    subject to Section 16. Form 4          1934, Section 17 (a) of the Public Utility Holding Company Act of
    or Form 5 obligations may              1935 or Section 30(f) of the Investment Company Act of 1940
    continue.  See Instruction 1(b).
    (Print or Type Responses)
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
1. Name and Address                2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting of Person(s)
   Reporting Person*                                                                      to Issuer
                                                                                                  (Check all applicable)
   Galey, Robert D.                   The WMF Group, Ltd. (WMFG)
                                                                                       ________  Director       _____ 10% Owner
                                                                                          X      Officer (give  _____ Other (specify
                                                                                       --------
                                                                                                         title below        below)
                                                                                                   Chief Information Officer
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   (Last)   (First)    (Middle)    3. IRS or Social Security    4. Statement for
                                      Number of Reporting          Month/Year
    1593 Spring Hill Road, #400       Person (Voluntary)
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              (Street)                                          5. If Amendment,       7. Individual or Joint/Group Filing (Check
                                                                   Date of Original           Applicable Line)
   Vienna,     VA        22182                                     (Month/Year)             X Form filed by One Reporting Person
                                                                    June,1999              ---
                                                                                           ___ Form filed by More than One Reporting
                                                                                                             Person
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   (City)    (State)     (Zip)                    Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1.  Title of Security             2. Trans-  3. Trans-          4. Securities         5. Amount of     6. Ownership   7. Nature of
    (Instr. 3)                       action     action             Acquired (A) or       Securities       Form:          Indirect
                                     Date       Code               Disposed of (D)       Beneficially     Direct (D)     Beneficial
                                                (Instr. 8)         (Instr. 3, 4 and 5)   Owned at         or Indirect    Ownership
                                     (Month/                                             End of Month     (I)
                                      Day/                                                                (Instr. 4)
                                      Year)                                              (Instr. 3 and 4)                (Instr. 4)
                                             -----------------------------------------
                                              Code     V     Amount   (A) or (D) Price
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 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
 * If the form is filed by more than one reporting person, see Instruction
   4(b)(v).
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FORM 4(continued)                       Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                   (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of      2.Conversion    3.Transaction  4.Transaction  5. Number of      6. Date Exercisable    7. Title and Amount
   Derivative      or              Date           Code            Derivative        and Expiration         of Underlying
   Security        Exercise                                       Securities        Date (Month/           Securities
   (Instr. 3)      Price of        (Month/        (Instr. 8)      Acquired (A)      Day/Year)
                   Derivative      Day/                           or Disposed
                   Security        Year)                          of (D)                                   (Instr. 3 and 4)

                                                                  (Instr. 3,
                                                                  4, and 5)                                          Amount
                                                                                                                       or
                                                                                    Date       Expir-                Number
                                                                                    Exer-      ation                   of
                                                -------------------------------     cisable    Date        Title     Shares
                                                  Code     V     (A)      (D)
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Options to           $7.00          6/10/99        A       V   20,000             6/30/99(1)  6/10/09      Common    20,000
purchase common                                                                                            Stock,
stock                                                                                                      par
                                                                                                           value
                                                                                                           $.01
                                                                                                           per
                                                                                                           share
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
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
                      8.Price         9.Number of     10.Ownership       11.Nature of
                        of              Derivative       Form of            Indirect
                        Derivative      Securities       Derivative         Beneficial
                        Security        Beneficially     Security;          Ownership
                                        Owned at         Direct             (Instr.
                        (Instr.         End of           (D) or             4)
                        5)              Month            Indirect
                                                         (I)
                                        (Instr. 4)       (Instr.
                                                         4)
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                          (1)            20,000             D
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Explanation of Responses:
(1) Options awarded as compensation on June 10, 1999, which vest in four equal installments beginning June 30, 1999 and then on January 31 of 2000, 2001 and
2002.

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
                                                                                    /s/ Robert D. Galey              July 20, 1999
                                                                                    -------------------              -------------
**Intentional misstatements or omissions of facts constitute Federal                **Signature of Reporting Person  Date
  Criminal Violations.                                                              Robert D. Galey
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                            Page 2 of 2
valid OMB Number.

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